SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 21, 2007

MSGI SECURITY SOLUTIONS, INC.
(Exact name of Registrant as specified in charter)

Nevada	0-16730	88-0085608
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation)		Identification No.)

575 Madison Avenue
New York, New York 10022
(Address of Principal Executive Offices)

917-339-7134
(Registrant's telephone number, including area code)

Item 1.01. Entry into a Material Definitive Agreement

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02. Unregistered Sale of Equity Securities.

On May 21, 2007 MSGI Security Solutions, Inc. (“MSGI” or the “Company”) pursuant to a Securities Purchase Agreement between the Company and several institutional investors (the “Investors”) issued convertible debentures in the aggregate principal amount of $5,000,000 (the “Debentures”) and stock purchase warrants exercisable over a five year period for 1,785,714 shares of common stock (the “Warrants”) in a private placement. H.C. Wainwright acted as a placement agent for the offering.

The Debentures have a maturity date of May 21, 2010 and will accrue interest at a rate of 8% per annum. Payments of principal under the Debentures are not due until the maturity date and interest is due on a quarterly basis, however the Investors can convert the principal amount of the Debentures into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the Debentures is $1.40 per share yielding an aggregate total of possible shares to be issued as a result of conversion of 3,571,428 shares. The exercise price of the Warrants is $2.00 per share.

The Debentures and the Warrants have anti-dilution protections and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the Debentures and Warrants, pursuant to a registration rights agreement entered into simultaneously with the transaction (the “Registration Rights Agreement”). The Company has also entered into a Security Agreement (the “Security Agreement”) with the Investors in connection with the closing, which grants security interests in certain assets of the Company and the Company’s subsidiaries to the Investors to secure the Company’s obligations under the Debentures and Warrants.

The issuance of the Debentures and Warrants constituted a private placement and therefore was exempt from registration in accordance with Regulation D of the Securities Act of 1933, as amended.

H.C. Wainwright received a placement fee of $400,000 and 5 year warrants exercisable for 357,142 shares of common stock at an exercise price of $1.40 per share.

A copy of each of the forms of the Debenture, the Warrant, the Security Agreement, the Subsidiary Guarantee, the Registration Rights Agreement and the Securities Purchase Agreement, is filed herewith as Exhibits 4.1, 4.2, 4.3, 4.4, 4.5 and 10.1, respectively, and each is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to Exhibits 4.1, 4.2, 4.3, 4.4, 4.5 and 10.1.

Item 9.01. Financial Statements and Exhibits

(a) N/A
(b) N/A

(c) N/A

(d)   4.1. Form of Convertible Debenture

4.2. Form of Stock Purchase Warrant

4.3. Form of Security Agreement

4.4. Form of Subsidiary Guarantee

4.5. Form of Registration Rights Agreement

10.1. Form of Securities Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSGI SECURITY SOLUTIONS, INC.

Date: May 23, 2007	By:	/s/ Richard J. Mitchell III
Name: Richard J. Mitchell III, Chief Accounting Officer